Exhibit (a)(45)

Stratasys Issues Statement on Legality of its Shareholder Rights Plan

Israeli Court Noted on a Preliminary Basis that Shareholder Rights Plans are Legal

Under Israeli Law

Final Court Decision Unlikely to be Rendered Before Late September or Early October

MINNEAPOLIS & REHOVOT, Israel—July 19, 2023— Stratasys Ltd. (Nasdaq: SSYS) (the “Company”), a leader in polymer 3D printing solutions, today issued the following statement on the Israeli court’s preliminary views regarding the legality of Stratasys’ shareholder rights plan (the “Rights Plan”):

On July 18, 2023, a few days after a full evidentiary hearing in the District Court in Tel Aviv, Israel, the judge presiding over the legal action in which Nano Dimension Ltd. (“Nano”) challenged the Rights Plan as illegal, issued a decision in which the judge provided an indication of his preliminary views on the claim.

The purpose of providing the indication of his preliminary views was to allow the parties “a measure of certainty”, so they can “choose their next steps, both in the legal and in the business arena”. The judge indicated his view, contrary to Nano’s position, that a Shareholder Rights Plan (“SRP”) is legal under Israeli law. The judge further indicated the Board’s consideration in adopting an SRP would be subject to enhanced scrutiny. However, the judge also indicated that where the Board acted in good faith, after having informed itself and after consulting with experts, all for the benefit of the shareholders and the company, the board’s business judgement would be legitimate. The judge provided a list of examples for considerations a board might properly consider, including:

●	concern that the offeror is a company torn by internal disputes,

●	concern that the offeror is a company traded at a significant discount, which may indicate the market’s lack of confidence in its management,

●	concern that previous companies acquired by the offeror have had their value written off,

●	concern that a partial tender offer may leave shareholders stranded with a new controlling shareholder whose control premium would come at their expense, and

●	where the board believes that the SRP may allow the emergence of a superior transaction (whether a tender offer at a higher price, or merger transactions) that the board believes are more beneficial to the company and its shareholders, and which open up collaborations and market opportunities for the company, greater interest for investors, or the creation of more employment, all creating value for the company.

The judge set a schedule for submission of summations to be completed by September 14, 2023. Accordingly, Stratasys anticipates that a decision on this matter will not be available until late September or early October 2023.

Shareholder Rights Plan

As previously disclosed, in connection with the proposed combination with Desktop Metal, Inc. (“Desktop Metal”), Stratasys entered into an amendment to its existing Rights Plan (as amended, the “Stratasys Rights Plan”), pursuant to which the expiration date has been extended to the later of (a) July 24, 2023 and (b) the conclusion of the extraordinary general meeting of Stratasys’ shareholders for the purpose of seeking approval of Stratasys’ shareholders of the transactions contemplated by the merger agreement (unless such meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or such time as the merger agreement has been terminated in accordance with its terms. The extension of the expiration date of the Stratasys Rights Plan is intended to ensure that all shareholders have a meaningful opportunity to vote on the approval of the transaction and preserve for all shareholders the long-term value of the company in the event of a takeover or acquisition of a controlling stake without the payment of a control premium. The Stratasys Rights Plan will not prevent any person from making a superior proposal pursuant to the terms of the merger agreement.

Advisors

Meitar Law Offices and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to Stratasys.

About Stratasys

Stratasys is leading the global shift to additive manufacturing with innovative 3D printing solutions for industries such as aerospace, automotive, consumer products, healthcare, fashion and education. Through smart and connected 3D printers, polymer materials, a software ecosystem, and parts on demand, Stratasys solutions deliver competitive advantages at every stage in the product value chain. The world’s leading organizations turn to Stratasys to transform product design, bring agility to manufacturing and supply chains, and improve patient care.

To learn more about Stratasys, visit www.stratasys.com, the Stratasys blog, Twitter, LinkedIn, or Facebook. Stratasys reserves the right to utilize any of the foregoing social media platforms, including the Company’s websites, to share material, non-public information pursuant to the SEC’s Regulation FD. To the extent necessary and mandated by applicable law, Stratasys will also include such information in its public disclosure filings.

Stratasys is a registered trademark and the Stratasys signet is a trademark of Stratasys Ltd. and/or its subsidiaries or affiliates. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the actual results of Stratasys Ltd. and its consolidated subsidiaries (“Stratasys”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Stratasys’ actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Item 3.D “Key Information - Risk Factors”, Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”), and in other filings by Stratasys with the SEC. These include, but are not limited to: factors relating to the partial tender offer commenced by Nano Dimension Ltd. (“Nano”), including actions taken by Nano in connection with the offer, actions taken by Stratasys or its shareholders in respect of the offer and the effects of the offer on Stratasys’ businesses, or other developments involving Nano, the ultimate outcome of the proposed transaction between Stratasys and Desktop Metal, Inc. (“Desktop Metal”), including the possibility that Stratasys or Desktop Metal shareholders will reject the proposed transaction; the effect of the announcement of the proposed transaction on the ability of Stratasys and Desktop Metal to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); and other risks related to the completion of the proposed transaction and actions related thereto.

For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Stratasys’ periodic reports and other filings with the SEC, including the risk factors identified in Stratasys’ Annual Reports on Form 20-F and its Form 6-K report that published its results for the quarter ended March 31, 2023, which it furnished to the SEC on May 16, 2023. The forward-looking statements included in this communication are made only as of the date hereof. Stratasys does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell the ordinary shares of Stratasys. In response to a tender offer commenced by Nano, Stratasys has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. STRATASYS SHAREHOLDERS ARE ADVISED TO READ STRATASYS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stratasys shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Stratasys in connection with the tender offer by Nano or one of its affiliates, free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents from Stratasys by directing a request to Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 7612, Israel, Attn: Yonah Lloyd, VP Investor Relations, or by calling +972-74-745-4029.

Investor Relations

Yonah Lloyd
CCO / VP Investor Relations
Yonah.Lloyd@stratasys.com

Morrow Sodali
SSYS@info.morrowsodali.com
(800) 662-5200
(203) 658-9400

U.S. Media

Ed Trissel / Joseph Sala / Kara Brickman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Israel Media

Rosa Coblens
VP Sustainability, Public Relations IL & Global Internal Communications
Rosa.Coblens@stratasys.com

Yael Arnon
Scherf Communications
yaela@scherfcom.com
+972527202703

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